                                                                      EXHIBIT 12

                             A. H. Belo Corporation
                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                                        Year Ended December 31,
                                                  ------------------------------------------------------------
                                                    1993         1994         1995         1996         1997
                                                  --------     --------     --------     --------     --------
Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting changes                   $ 75,578     $107,897     $111,014     $144,040     $154,122
     Add:  Total fixed charges                      18,792       17,294       32,089       29,009       94,069
     Less:  Interest capitalized                     1,961          138          957          255          510
                                                  --------     --------     --------     --------     --------
               Adjusted earnings                  $ 92,409     $125,053     $142,146     $172,794     $247,681
                                                  ========     ========     ========     ========     ========

Fixed Charges:
     Interest                                     $ 16,976     $ 16,250     $ 30,944     $ 27,898     $ 91,288
     Portion of rental expense
          representative of the
          interest factor (1)                        1,816        1,044        1,145        1,111     $  2,781
                                                  --------     --------     --------     --------     --------
               Total fixed charges                $ 18,792     $ 17,294     $ 32,089     $ 29,009     $ 94,069
                                                  ========     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges                    4.92  x      7.23  x      4.43  x      5.96  x      2.63  x
                                                  ========     ========     ========     ========     ========

------------------------------

(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.